Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL INCOME TRUST, INC.

Global Income GP, LLC, a Delaware limited liability company

Global Income, LP, a Delaware limited partnership

IN-104 Austin, LLC, a Delaware limited liability company

GIT Heritage Holdings, LLC, a Delaware limited liability company

IN-105 Heritage III, LLC, a Delaware limited liability company

GIT Heritage IV Mezz, LLC, a Delaware limited liability company

GIT Heritage IV TX, LLC, a Delaware limited liability company

GIT Imeson Park FL, LLC, a Delaware limited liability company

GIT International Holding, s.a.r.l., a Luxembourg private limited liability company

GIT Giessen, s.a.r.l., a Luxembourg private limited liability company

GIT Worms, s.a.r.l., a Luxembourg private limited liability company